Execution Version April 26, 2007
EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
by and among
ARKONA, INC.,
DEALERTRACK HOLDINGS, INC., and
DA ACQUISITION CORP.
Dated as of April 26, 2007

Execution Version April 26, 2007

(i)

Execution Version April 26, 2007

(ii)

Execution Version April 26, 2007

Page
Section 10.09. Headings	68
Section 10.10. Counterparts	68
Section 10.11. Waiver	68
Section 10.12. Waiver of Jury Trial	69
Section 10.13. Remedies Cumulative	69
EXHIBITS
Exhibit A Tender and Support Agreement

(iii)

Execution Version April 26, 2007
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2007 (this “Agreement”), is made and entered into by and among Arkona, Inc., a Delaware corporation (the “Company”), DealerTrack Holdings, Inc., a Delaware corporation (“Parent”), and DA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”, and together with Parent, the “Buyer Parties”).
     WHEREAS, pursuant to this Agreement and subject to the terms and conditions set forth herein, MergerSub shall commence a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to (i) purchase all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (including the associated preferred stock purchase rights (the “Company Rights”) that are issued pursuant to the Rights Agreement, the “Company Common Shares”), at a price per share of $1.38 net to the seller in cash without interest, and (ii) purchase all of the issued and outstanding shares Series B Convertible Preferred Stock, par value $.001 per share, of the Company (the “Series B Preferred Shares”), at a price per share of $6.90 net to the seller in cash without interest (such prices, or any higher prices per share as may be paid pursuant to the Offer being hereafter referred to as the “Common Stock Offer Price” and “Preferred Stock Offer Price”, respectively);
     WHEREAS, concurrently with this Agreement, Parent and MergerSub have entered into a tender and support agreement, dated as of the date hereof, with certain stockholders of the Company (the “Tender and Support Agreement”), a form of which is attached hereto as Exhibit A;
     WHEREAS, following the consummation of the Offer, MergerSub will merge (the “Merger”) with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each Company Common Share and Series B Preferred Share outstanding immediately prior to the Effective Time will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Common Stock Offer Price and Preferred Stock Offer Price, respectively, on the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) by a unanimous vote has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interest of the Company and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance the requirements of the DGCL, and (iii) subject to the terms and conditions set forth herein, resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; and
     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

Execution Version April 26, 2007
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. For purposes of this Agreement:
     “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company representing 15% or more of the consolidated assets of the Company, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding Company Common Shares, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 15% or more of the fair market value of the assets of the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Offer, the Merger or any of the other transactions contemplated by the parties pursuant to this Agreement.
     “Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.
     “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “beneficial owner”, with respect to any Company Common Shares or Series B Preferred Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
     “Business Day” or “business day” means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in New York, New York are authorized or obligated by Law or other governmental action to close.
     “Certificate” or “Certificates” means any certificate representing Company Common Shares or Series B Preferred Shares.

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     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Company Bylaws” means the bylaws of the Company, as amended to date.
     “Company Charter” means the Restated Certificate of Incorporation of the Company dated with a filing date of April 4, 2006, as amended and supplemented.
     “Company Insurance Policy” means any insurance policy that is owned by the Company, including any which pertains to the Company’s assets, employees or operations.
     “Company Material Adverse Effect” means, with respect to the Company, an effect, event, fact, development or change that is materially adverse to the assets, business, results of operations or financial condition of the Company, other than any effect, event, fact, development or change arising out of or resulting from (a) decrease in the market price of the Company Common Shares (but not any effect, fact, event, development or change underlying such decrease to the extent that such effect, fact, event, development or change would otherwise constitute a Company Material Adverse Effect), (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts its business (except to the extent such effect, event, development or change affects the Company in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company conducts its business and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP, (d) litigation resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, (e) acts of war or armed hostilities that begin following the date hereof, or any material escalation or worsening of any acts of war or armed hostilities underway as of the date of this Agreement (except to the extent such effect, event, development or change affects the Company in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company conducts its business and that operate in the geographic regions affected by such effect, event, development or change), or (f) any action taken by the Company at the written request or with the written consent of any of the Buyer Parties.
     “Company Stock Options” shall mean options to purchase Company Common Shares from the Company, whether granted by the Company pursuant to the Company Stock Plans or otherwise, but shall not include Company Warrants.
     “Company Stockholder Approval” means approval of the Merger, in accordance with the DGCL and the Company Charter.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this

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Agreement, provided, however, that the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and supplemented.
     “Exclusivity Agreement” means the exclusivity agreement, dated as of February 16, 2007, by and between the Company and Parent.
     “Fully Diluted Outstanding Company Common Shares” means the issued and outstanding Company Common Shares on a fully diluted basis (which assumes the conversion or exercise of all derivative securities or other rights to acquire Company Common Shares that have not expired or been terminated, including the conversion rights of the Series B Preferred Shares, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).
     “Governmental Authority” means any United States federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Intellectual Property” means all tangible or intangible proprietary information and materials, including, without limitation:
     (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) all software and firmware (including data, databases and related documentation);
     (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

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     (c) all licenses, agreements and other rights in any third party intellectual property described in (a) and (b) above other than any “off-the-shelf” third party software or related intellectual property.
     “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, title defect, security interest or encumbrance of any kind in respect to such asset.
     “Parent Material Adverse Effect” means any event, fact, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder Parent or MergerSub from consummating the Offer, the Merger or any of the other transactions contemplated by this Agreement or otherwise complying with its obligations under this Agreement.
     “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.
     “Rights Agreement” means the rights agreement, dated as of December 22, 2000, by and between the Company (f/k/a Sundog Technologies, Inc.) and Atlas Stock Transfer Corporation as Rights Agent thereunder as amended and restated as of the date hereof.
     “Securities Act” means the Securities Act of 1933, as amended and supplemented.
     “Substantial Detriment” shall mean any action having the effects that are: (a) reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (either before or after giving effect to the Merger), or (b) that could reasonably be expected to substantially impair the benefits to Parent reasonably expected, as of the date hereof, to be realized from consummation of the Merger.
     “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.04(d)), (b) the material conditions to the consummation of which are reasonably capable of being satisfied in the judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (c) in respect of which any required financing has been determined in good faith by the Company Board to be reasonably likely to be obtained. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “15%” shall be deemed references to “66 2/3%”.
     “U.S. Dollars” and the sign “$” shall each mean the lawful currency of the United States of America.
     (a) the following terms have the meaning set forth in the Sections set forth below:

Execution Version April 26, 2007

Defined Term	Location of Definition
Acceptance Date	§ 2.01(a)
Acquisition Date	§ 7.12
Agreement	Preamble
Appraisal Rights Provision	§ 3.04(a)
Arrangements	§ 4.09(j)
Blue Sky Laws	§ 4.04(c)
Buyer Parties	Preamble
Certificate of Merger	§ 2.09
Claim	§ 7.06(a)
Closing	§ 2.10
Closing Date	§ 2.10
Common Stock Offer Price	Recitals
Company	Preamble
Company Adverse Recommendation Change	§ 7.04(a)
Company Benefit Plans	§ 4.09(a)
Company Board	Recitals
Company Common Shares	Recitals
Company Common Share Merger Consideration	§ 3.01(c)
Company Compensation Committee	§ 7.10(a)
Company Employees	§ 7.05(a)
Company ERISA Plans	§ 4.09(b)
Company Financial Advisor	§ 4.18
Company Labor Agreements	§ 4.13(a)
Company Leases	§ 4.16(b)
Company Material Contract	§ 4.05(a)
Company Non-U.S. Benefit Plans	§ 4.09(a)
Company Pension Plan	§ 4.09(b)
Company Permit	§ 4.10
Company Personnel	§ 7.10(a)
Company Products	§4.15(i)
Company Rights	Recitals
Company SEC Reports	§ 4.06(a)
Company Standard Form Contract	§ 4.05(d)
Company Stock Plan	§ 4.02(a)
Company Stockholders’ Meeting	§ 7.01(a)
Company Termination Fee	§ 9.03(e)
Company U.S. Benefit Plans	§ 4.09(b)
Company Warrants	§ 3.01(d)
Confidentiality Agreement	§ 7.03(b)
Contingent Workers	§ 4.13(b)
Continuing Employees	§ 7.05(a)
Contracts	§ 4.04(a)
Copyrights	§ 4.15(s)

Execution Version April 26, 2007

Defined Term	Location of Definition
Covered Securityholders	§ 4.09(j)
Customer	§ 4.05(a)
Customer Contract	§ 4.05(a)
Delaware Courts	§ 10.08
DGCL	Recitals
Dissenting Shares	§ 3.04(a)
Dissenting Stockholders	§ 3.04(a)
Effective Time	§ 2.09
Employment Compensation Arrangement	§ 7.10(a)
Environmental Law	§ 4.11
ERISA	§ 4.09(a)
ERISA Affiliate	§ 4.09(c)
Exchange Fund	§ 3.02(a)
Expenses	§ 7.06(a)
Expiration Date	Annex I
GAAP	§ 4.06(b)
Governmental Order	§ 9.01(c)
Hazardous Substance	§ 4.11
HSR Act	§ 4.02(b)
Indemnified Parties	§ 7.06(a)
Interested Persons	§ 2.03(a)
IRS	§ 4.09(b)
Laws	§ 4.10
Majority Purchase Date	§ 2.04(a)
Merger	Recitals
Merger Recommendation	§ 2.02(a)
MergerSub	Preamble
Minimum Tender Condition	Annex I
Multiemployer Plan	§ 4.09(c)
Offer	Recitals
Offer Documents	§ 2.01(a)
Offer Recommendation	§ 2.02(a)
Option Consideration	§ 2.04(a)
OTCBB	§ 4.04(c)
Owned Intellectual Property	§ 4.15(s)
Parent	Preamble
Parent Approvals	§ 5.02(c)
Patents	§ 4.15(s)
Paying Agent	§ 3.02(a)
Post-Signing Arrangement	§ 7.10(b)
Preferred Stock	§ 4.02(a)
Preferred Stock Offer Price	Recitals
Proxy Statement	§ 4.04(c)
Purchaser Insiders	§ 2.03(a)

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Defined Term	Location of Definition
Representative	§ 7.04(a)
Schedule 14D-9	§ 2.02(a)
Schedule TO	§ 2.01(a)
SEC	§ 2.01(a)
Section 16	§ 7.05(c)
Series B Per Share Merger Consideration	§ 3.01(e)
Series B Preferred Shares	Recitals
Software	§ 4.15(s)
Subsequent Offering Period	§ 2.01(b)
Surviving Corporation	§ 2.06
Takeover Statute	§ 4.17(a)
Tax	§ 4.12
Tax Return	§ 4.12
Tender Offer Conditions	§ 2.01(a)
Termination Date	§ 9.01
Third Party Embedded Software	§ 4.15(c)
Third Party IP Licenses	§ 4.15(d)
Third Party Licenses	§ 4.15(d)
Third Party Software Licenses	§ 4.15(c)
Top-Up Option	§ 2.05(a)
Top-Up Shares	§ 2.05(a)
Top-Up Notice	§ 2.05(c)
Trademarks	§ 4.15(s)
Voting Debt	§ 4.02(a)
Walk-Away Date	§ 9.01(b)
WARN	§ 4.13(d)
Warrant Merger Consideration	§ 3.01(d)
     Section 1.02. Interpretation and Rules of Construction.
     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

Execution Version April 26, 2007
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;
          (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (h) references to a person are also to its successors and permitted assigns; and
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
THE OFFER AND THE MERGER
     Section 2.01. The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article IX, and none of the events set forth in paragraphs (a), (b), (c) (to the extent performance is required theretofore), (d), (e) and (f) of Annex I hereto shall have occurred and be continuing, as promptly as practicable and in any event within ten (10) Business Days after the date hereof, Parent shall cause MergerSub to commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding Company Common Shares and Series B Preferred Shares at the Common Stock Offer Price and Preferred Stock Offer Price, respectively, and Parent and MergerSub shall, upon commencement of the Offer but after affording the Company reasonable opportunity to review and comment thereon, file or cause to be filed a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the “Offer Documents”), and shall use its commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the conditions set forth in Annex I hereto (the “Tender Offer Conditions”), MergerSub shall, and Parent shall cause it to, as soon as possible, but in no event more than five (5) Business Days after the expiration of the Offer, as extended in accordance with this Section 2.01, (or, if applicable, the expiration of the “initial offering period”), accept for payment, and pay for (after giving effect to any required withholding Tax), all Company Common Shares and Series B Preferred Shares

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validly tendered pursuant to the Offer and not withdrawn (the first date of acceptance for payment and payment, the “Acceptance Date”). Parent and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent shall take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any written (if in writing) and oral comments that may be received by Parent or its counsel from the SEC or its staff with respect to the Offer Documents and proposed responses to any such comments prior to the submission of any such responses to the SEC.
          (b) Without the prior written consent of the Company, MergerSub shall not decrease the Common Stock Offer Price or Preferred Stock Offer Price or change the form of consideration payable in the Offer, decrease the number of Company Common Shares or Series B Preferred Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Company Common Shares or Series B Preferred Shares. MergerSub may, in its sole and absolute discretion, increase the Common Stock Offer Price or Preferred Stock Offer Price without the consent of the Company. The initial expiration date of the Offer shall be the twentieth business day (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Exchange Act), unless extended in accordance with this Section 2.01. MergerSub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, subject to compliance with the Exchange Act and this subsection (b); provided that all such modifications to the terms of the Offer (other than a modification to increase the Common Stock Offer Price or Preferred Stock Offer Price or to waive a condition to the Offer) shall not, in the aggregate, reasonably be expected to delay the Acceptance Date by more than ten Business Days after the first public dissemination of notice of any such modification and more than twenty Business Days beyond the initial expiration date of the Offer. Except as expressly provided below in this subsection (b), MergerSub shall not extend the Offer if all of the conditions of the Offer are satisfied or waived and it is permitted under applicable Law to accept for payment and pay for tendered shares. Notwithstanding the foregoing, MergerSub shall extend the Offer at any time and, from time to time: (i) if at the then-scheduled expiration date of the Offer any of the Tender Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; provided that any extension shall be in increments of not more than three Business Days (unless a longer period of time is agreed to by the Company in writing, such agreement not to be unreasonably withheld); (2) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; or (3) if the Minimum Tender Condition has been satisfied and all of the other Tender Offer Conditions are satisfied or waived, and Company Common Shares and Series B Preferred Shares have been accepted for payment, but the number of (X) Company Common Shares, plus (Y) Series B Preferred Shares acquired by MergerSub (together with other Company Common Shares and Series B Preferred Shares owned of record by Parent or its Affiliates) is less than 90% of the then Fully Diluted Outstanding Company Common Shares for an aggregate period of not more than ten Business Days (for all such extensions pursuant to this clause (3)) as a “subsequent offering period” (the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act. Nothing contained in

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this paragraph shall affect any termination rights in Article IX. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any date on which the Offer is scheduled to expire, MergerSub will accept for payment and pay for all Company Common Shares and Series B Preferred Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable, but in no event more than five (5) Business Days, after the expiration of the Offer, as extended in accordance with this Section 2.01.
     Section 2.02. Company Actions.
          (a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Company Common Shares and Series B Preferred Shares, as promptly as practicable on the date of the filing by Parent and MergerSub of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Company Board that holders of Company Common Shares and Series B Preferred Shares tender their Company Common Shares and/or Series B Preferred Shares, as the case may be, pursuant to the Offer and including the information required under Rule 14f-1 and shall disseminate the Schedule 14D-9 and the Offer Documents to the stockholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has (i) determined that each of the Offer and the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved the Offer and this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer and that holders of Company Common Shares and Series B Preferred Shares tender their shares into the Offer (the “Offer Recommendation”) and approval and adoption of this Agreement and the Merger by the Company’s stockholders if such approval and adoption is required by applicable Law (the “Merger Recommendation”), and (iv) taken all action necessary to approve and adopt an amendment to the Rights Agreement to render the Company Rights inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby; provided, however, that the Company may make a Company Adverse Recommendation Change (as hereinafter defined) only prior to the acceptance for payment of Company Common Shares and Series B Preferred Shares constituting 50% of the Fully Diluted Outstanding Company Common Shares pursuant to the Offer, and in any case only to the extent permitted by Section 7.04(d) (and then only after compliance with Section 7.04(c)). The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Offer Recommendation and the Merger Recommendation (provided, that if there has been a Company Adverse Recommendation Change, such change shall be reflected in the Offer Documents or amendments thereto). The Company agrees to correct the Schedule 14D-9 reasonably promptly if and to the extent that it shall become false or misleading in any material respect (and Parent, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use commercially reasonable efforts to cause the Schedule 14D-9 as so

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corrected to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities laws. The Company shall provide Parent (in writing, if written), and consult with Parent prior to responding to, any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments prior to the submission of any such responses to the SEC.
          (b) In connection with the Offer, subject to the requirements and limitations of Rule 14d-5, the Company will promptly furnish MergerSub with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Common Shares and Series B Preferred Shares as of the most recent practicable date and shall furnish MergerSub with such additional available information (including updated lists of holders of Company Common Shares and Series B Preferred Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as MergerSub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, MergerSub and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will promptly deliver to Company all copies of such information then in their possession.
     Section 2.03. Directors.
          (a) Subject to compliance with applicable Laws, promptly upon the payment by MergerSub for Company Common Shares and Series B Preferred Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded down to the next whole number (unless Parent and its Affiliates at such time beneficially own a majority of the outstanding Company Common Shares and Series B Preferred Shares (on an as converted basis) and in such case, then such number of directors shall be rounded up to the next whole number), on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Company Common Shares and Series B Preferred Shares (on an as converted basis) beneficially owned by Parent and its Affiliates bears to the total number of Company Common Shares and Series B Preferred Shares (on an as converted basis) then outstanding (including Company Common Shares and Series B Preferred Shares that are accepted for payment or for which payment has been made, but excluding any shares held by the Company), and the Company shall, upon request of Parent, promptly take all actions necessary and allowable to cause Parent’s designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Common Shares and Series B Preferred Shares (on an as converted basis), which for these purposes shall exclude any Company Common Shares or Series B Preferred Shares held by the Company); and provided, further, that prior to the Effective Time,

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the Company Board shall always have at least two members who are (1) not officers, directors, employees or designees of Parent or any of its Affiliates (“Purchaser Insiders”) or officers or directors of Affiliates of the Company (other than by reason of being directors of the Company) or officers or directors of any joint venture partner or participant (other than the Company) or its Affiliates (“Interested Persons”), (2) members of the Company Board as of the date hereof, and (3) reasonably satisfactory to Parent. If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider or Interested Person and who shall be a director not deemed to be a Purchaser Insider or Interested Person for all purposes of this Agreement; provided that if the number of directors who are not Purchaser Insiders is reduced to zero prior to the Effective Time, a majority of the members of the Company Board at the time of the execution of this Agreement shall be entitled to designate two Persons to fill such vacancies who are not Purchaser Insiders or Interested Persons and who are reasonably satisfactory to Parent and who shall be directors not deemed to be Purchaser Insiders for all purposes of this Agreement.
          (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14-f thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 2.03. Parent will promptly supply to Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.
          (c) Following the election or appointment of Parent’s designees pursuant to this Section 2.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent, the waiver of any of the Company’s rights hereunder, or the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board will require the concurrence of the two directors of the Company then in office who are not Purchaser Insiders if such amendment, termination, extension or waiver would or could reasonably be expected to have an adverse effect on the stockholders of the Company other than Parent and its Affiliates. The directors of the Company who are not Purchaser Insiders shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by such directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

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     Section 2.04. Company Stock Options.
          (a) On the earlier to occur of (i) the Acceptance Date (if the Minimum Tender Condition has been satisfied) MergerSub acquires pursuant to the Offer (including the Tender and Support Agreements) a majority of the outstanding Company Common Shares and Series B Preferred Shares (on an as converted basis) combined as of such date, and (ii) the Effective Time (the earlier of such dates, the “Majority Purchase Date”), and without any action on the part of any holder of outstanding Company Stock Options, each Company Stock Option, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceptance Date, an amount in cash, without interest, equal to the product of (x) the total number of vested shares of Company Common Shares subject to the Company Stock Option multiplied by (y) the excess, if any, of the value of the Common Stock Offer Price over the per share exercise price of any such Company Stock Option less applicable Taxes required to be withheld with respect to any such payment (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Common Stock Offer Price, such Company Stock Option shall be cancelled and have no further force or effect. Prior to the Acceptance Date, the Company shall take any actions that are necessary to accomplish the provisions of this Section 2.04(a).
          (b) On the Acceptance Date, the Parent shall remit to the Company’s payroll provider an amount equal to the aggregate Option Consideration to be paid to the holders of the Company Stock Options. Payment of the Option Consideration shall be made by the Company’s payroll service provider as soon as reasonably practicable after the Acceptance Date.
          (c) The Option Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Acceptance Date the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Consideration as provided in Section 2.04(a).
          (d) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to Section 2.04(a) and providing instructions for use in obtaining payment for such Company Stock Options.
     Section 2.05. Top-Up Option.
          (a) Subject to Section 2.05(b) and Section 2.05(c) hereof, the Company grants to MergerSub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions of Article IX, to purchase from the Company at a price per share equal to the Common Stock Offer Price the number of authorized and unissued shares of Company Common Shares equal to the number of Company Common Shares that, when added to the number of Company Common Shares and Series B Preferred Shares owned by MergerSub at the time of exercise of the Top-Up Option, constitutes one (1) Company Common Share more than 90% of the Fully Diluted Outstanding Company Common Shares that

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would be outstanding immediately after the issuance of all shares of Company Common Shares subject to the Top-Up Option (such shares of Company Common Shares subject to the Top-Up Option, the “Top-Up Shares”).
          (b) The Top-Up Option may be exercised by MergerSub, in whole or in part, only once, at any time during the 10 business day period following the Acceptance Date, or if the Subsequent Offering Period is made available, during the 10 business day period following the expiration date of the Subsequent Offering Period and only if Parent and MergerSub collectively shall own as of such time (1) less than 90% of the Fully Diluted Outstanding Company Common Shares and (2) more than 66% of the Fully Diluted Company Common Shares; provided, however, that notwithstanding anything in this Agreement to the contrary (i) the Top-Up Option shall not be exercisable if any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority would prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable and (ii) the Top-Up Option shall be exercisable only up to the number of authorized but unissued shares of Company Common Stock after taking into account any shares of Company Common Stock reserved for issuance upon the exercise of any outstanding Warrant. The aggregate purchase price payable for the shares of Company Common Shares being purchased by MergerSub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Common Stock Offer Price. Such purchase price may be paid by MergerSub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note fully secured by collateral other than the Company Common Shares issuable upon exercise of the Top-Up Option having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
          (c) In the event MergerSub wishes to exercise the Top-Up Option, MergerSub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that MergerSub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which MergerSub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by MergerSub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and MergerSub that, as promptly as practicable following such exercise of the Top-Up Option, MergerSub and Parent intend to (and MergerSub shall, and Parent shall cause MergerSub to, as promptly as practicable after such exercise) consummate the Merger in accordance with the DGCL as contemplated by Section 7.02. At the closing of the purchase of the Top-Up Shares, Parent and MergerSub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Parent, a certificate representing the Top-Up Shares. The parties hereto agree to use their commercially reasonable efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 10.02, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use

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their commercially reasonable efforts to cause the Merger to be consummated in accordance with the DGCL as contemplated by Section 7.02 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.
          (d) Parent and MergerSub understand that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and MergerSub represent, warrant and agree that the Top-Up Option is being, and the Top-Up Shares will be, acquired by MergerSub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.
     Section 2.06. Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub, Parent and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.
     Section 2.07. The Company Charter. At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the MergerSub until thereafter amended as provided therein or by applicable Law; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows: The name of the corporation is Alias, Inc. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 10,000 shares of common stock, par value $.01 per share.
     Section 2.08. The Company Bylaws. At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be identical to the bylaws of MergerSub, as in effect immediately prior to the Effective Time until thereafter amended as provided therein or by applicable Law.
     Section 2.09. Effective Time. As soon as practicable following the Closing, the Company and MergerSub will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).
     Section 2.10. Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of

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Goodwin Procter LLP, 53 State Street, Exchange Place, Boston, MA 02109, or at such other place as agreed to by the parties hereto.
     Section 2.11. Directors and Officers of Surviving Corporation. The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation of Surviving Corporation.
ARTICLE III
EFFECTS OF THE MERGER
     Section 3.01. Effects on Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of Company Common Shares, Series B Preferred Shares or holders of any shares of stock of MergerSub:
          (a) Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation, so that, after the Effective Time, the stockholders of MergerSub shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.
          (b) Each Company Common Share and Series B Preferred Share that is owned by the Company or by MergerSub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.
          (c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below, and shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the Common Stock Offer Price (the “Company Common Share Merger Consideration”). At any time prior to the date of the Company Stockholder Meeting, Parent may, in its sole and absolute discretion but subject to all applicable Laws, increase the Company Common Share Merger Consideration without the consent of the Company.
          (d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding warrants to purchase shares of Company Common Shares (“Company Warrants”), if permitted by the terms of the respective Company Warrant, each Company Warrant shall be canceled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the total number of Company Common Shares issuable upon exercise of the Company Warrant multiplied by (y) the excess, if any, of the value of the Company Common Share Merger Consideration over the per share exercise price of such Company Warrant less applicable Taxes required to be withheld with respect to any such payment (the “Warrant Merger Consideration”). In the event that the exercise price of any Company Warrant is equal to or greater than the Company Common Share Merger Consideration, such Company Warrant shall

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be cancelled and have no further force or effect. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take any actions that are necessary to accomplish the provisions of Section 3.01(d).
          (e) Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below, and shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to the Preferred Stock Offer Price (the “Series B Per Share Merger Consideration”).
     Section 3.02. Exchange of Certificates and Warrants; Paying Agent.
          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Share Merger Consideration, the Series B Per Share Merger Consideration and the Warrant Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). On or before the Effective Time, Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Company Common Shares, Series B Preferred Shares and Company Warrants. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Series B Per Share Merger Consideration and the Warrant Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.
          (b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or Series B Preferred Shares. From and after the Effective Time, persons who held Company Common Shares or Series B Preferred Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration or Series B Preferred Share Consideration with respect to the Company Common Shares or Series B Preferred Shares formerly represented thereby.
          (c) Exchange Procedures for Certificates and Warrants. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares and/or Series B Preferred Shares and/or Company Warrants that were converted into the right to receive the Company Common Share Merger Consideration and/or Series B Per Share Merger Consideration and/or Warrant Merger Consideration, respectively, pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates and/or the original warrant agreement or instruments formerly representing such Company Warrants shall be effected, and risk of loss and title to the Certificates and Company Warrants shall pass to the Paying Agent, only upon delivery of the Certificates or original warrant agreement or instruments formerly

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representing such Company Warrants to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates and Company Warrants in exchange for the Company Common Share Merger Consideration and/or Series B Per Share Merger Consideration and/or Warrant Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Company Warrant for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Warrant shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares and/or the Series B Per Share Merger Consideration payable in respect of the Series B Preferred Shares and/or the Warrant Merger Consideration payable in respect of the Company Warrants, each of which were previously represented by such Certificate or Company Warrant pursuant to the provisions of this Article III, and the Certificate or Company Warrants so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares or Series B Preferred Shares or Company Warrants that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Company Warrant so surrendered is registered, if such Certificate or Company Warrant shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Company Warrant or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate or Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, Series B Per Share Merger Consideration or Warrant Merger Consideration, as the case may be, as contemplated by this Section 3.02. No interest shall be paid or accrue on the Company Common Share Merger Consideration, the Series B Per Share Merger Consideration or Warrant Merger Consideration.
          (d) No Further Ownership Rights. At the Effective Time, holders of Company Common Shares and Series B Preferred Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration or Series B Per Share Merger Consideration, respectively, as provided under this Article III. The Company Common Share Merger Consideration and Series B Per Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares or Series B Preferred Shares, as the case may be, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Series B Preferred Shares exchanged theretofore and represented by such Certificates. The Warrant Merger Consideration paid with respect to Company Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Warrants, and on and after the Effective Time the holder of a Company Warrant canceled pursuant to this Article III shall have no further rights with respect to any Company Warrant, other than the right to receive the Warrant Merger Consideration as provided in Section 3.01(d).

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          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Series B Preferred Shares or Company Warrants, for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, and any holders of Company Common Shares, Series B Preferred Shares or Company Warrants prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Company Common Share Merger Consideration, Series B Per Share Merger Consideration, or Warrant Merger Consideration, as applicable.
          (f) No Liability. None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration, Series B Per Share Merger Consideration, Option Consideration or Warrant Merger Consideration if the Exchange Fund (or Option Consideration funds) has been delivered to a public official as required by any applicable abandoned property, escheat or similar Law.
          (g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Series B Per Share Merger Consideration and Warrant Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.
          (h) Lost Certificates. If any Certificate or Company Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Company Warrant to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Warrant the Company Common Share Merger Consideration, Series B Per Share Merger Consideration or Warrant Merger Consideration, as the case may be.
     Section 3.03. Withholding Rights. Parent, MergerSub, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Offer Documents to any holder of Company Common Shares, Series B Preferred Shares, Company Stock Options, or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by MergerSub, Surviving Corporation, Parent or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Series B Preferred Shares, Company Stock Options or Company Warrants in

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respect of which such deduction and withholding was made by MergerSub, Surviving Corporation, Parent or the Paying Agent, as applicable.
     Section 3.04. Appraisal Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any Company Common Shares or Series B Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who, in accordance with Section 262 of the DGCL (the ‘‘Appraisal Rights Provisions’’) (i) have not voted in favor of adopting and approving this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, and (iii) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the ‘‘Dissenting Shares’’), will not be converted as described in Section 3.01, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all Company Common Shares or Series B Preferred Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Shares or Series B Preferred Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Company Common Share Merger Consolidation or Series B Per Share Merger Considerations, as applicable, relating thereto, without interest, in the manner provided in Section 3.1. Persons who have perfected statutory rights with respect to Dissenting Shares (the ‘‘Dissenting Stockholders’’) as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.
          (b) The Company shall give Parent and MergerSub prompt (and in any event within 10 days of receipt) notice of any demands received by the Company for the exercise of appraisal rights with respect to Company Common Shares or Series B Preferred Shares. Parent shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with the Company. The Company shall not, except with the prior written consent of Parent or as required pursuant to court order, make any payment with respect to, or settle or offer to settle, any such demands.
          (c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such Company Common Shares or Series B Preferred Shares, as applicable, shall be canceled.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and MergerSub as of the date hereof that:

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     Section 4.01. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company has made available to Parent a complete and accurate copy of the Company Charter and Company Bylaws, each as amended to the date hereof. The Company Charter and Company Bylaws so delivered are in full force and effect. The Company has made available to Parent complete and accurate copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board held between January 1, 2000 and the date hereof. The Company does not own directly or indirectly any capital stock, equity interest or voting interest in any Person.
     Section 4.02. Capital Structure.
          (a) The authorized shares of the Company consist of 75,000,000 Company Common Shares and 10,000,000 shares of preferred stock (“Preferred Stock”), par value $.001, of the Company, of which 500,000 shares have been designated as Series A Preferred Stock and 1,000,000 shares have been designated as Series B Preferred Stock. As of the date of this Agreement 33,484,740 Company Common Shares, no shares of Series A Preferred Stock and 575,000 shares of Series B Preferred Stock were issued and outstanding. There has been no adjustment to the conversion price for the Series B Preferred Stock from that set forth in the Company Charter. The Company has no Company Common Shares or Preferred Stock reserved for issuance, except that, as of the date of this Agreement: (i) 9,000,000 Company Common Shares were reserved for issuance by the Company pursuant to Company Stock Options available for grant under the Company’s 2001 Stock Incentive Plan (Amended and Restated), as amended to date (the “Company Stock Plan”), and (ii) 6,140,000 Company Common Shares were reserved for issuance pursuant to Company Stock Options outstanding under the Company Stock Plan, (iii) 2,424,092 Company Common Shares were reserved for issuance pursuant to outstanding Company Warrants to purchase Company Common Shares, and (iv) an indeterminate number of Series A Preferred Shares of the Company are subject to the Rights Agreement. Section 4.02(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of all outstanding Company Stock Options and Company Warrants, indicating with respect to each such Company Stock Option or Company Warrant, as the case may be, the name of the holder thereof, the number of Company Common Shares subject to such Company Stock Option or Company Warrant, the exercise price, the date of grant, the expiration date and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, or the transactions contemplated hereby (including the Offer and the Merger) or by termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. The Company Common Shares are quoted on the OTCBB. Since April 15, 2007, except for the issuance of Company Common Shares

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pursuant to Company Stock Options and Company Warrants outstanding as of that date and the issuance of options to purchase Company Common Shares issued under the Company Stock Plans through the date hereof, the Company has not (i) issued any Company Common Shares, Preferred Stock, Company Stock Options, other stock awards or other capital stock or equity securities of the Company or (ii) changed the authorized share capital of the Company. Except as otherwise set forth above in this Section 4.02, the Disclosure Schedule and in the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).
          (b) The Company does not own, directly or indirectly, any voting interest in any Person that requires filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).
          (c) Except as set forth on Section 4.02(c) of the Disclosure Schedule, there are no registration rights, and, as of the date of this Agreement, except for the Rights Agreement, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or the capital stock of the Company.
          (d) Except as set forth in the Rights Agreement or in the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.
          (e) The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) has adopted resolutions or taken such other actions as may be required to cause each outstanding Company Stock Option (whether or not then exercisable) and each outstanding Warrant (whether or not then exercisable) to automatically become fully vested and exercisable on the Majority Purchase Date.
     Section 4.03. Authority; Validity and Effect of Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this

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Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company Board. No other corporate proceedings on the part of the Company Board are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the receipt or Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     Section 4.04. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.04(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Offer and the Merger, do not, and the performance of its obligations hereunder and thereunder will not cause (i) a breach or violation of, or a default under, the Company Charter, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (c) of this Section 4.04 have been obtained and all filings and obligations described in subsection (c) of this Section 4.04 have been made, a conflict with or a violation of, any Law applicable to the Company or by which any property or asset of the Company, is bound, (iii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, permit, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company, or any Laws or governmental permit or license to which the Company is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (c) of this Section 4.04 have been obtained and all filings and obligations described in subsection (c) of this Section 4.04 have been made, a conflict with or a violation of, any Law applicable to the Company or by which any property or asset of the Company, is bound. Section 4.04(a) of the Disclosure Schedule sets forth a complete and accurate list of all consents or waivers required to be obtained under the agreements referred to in this Section 4.04(a) or Section 4.05.
          (b) Section 4.04(b) of the Disclosure Schedule sets forth a complete and accurate list of all material claims held by the Company, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the Code, together with a complete and accurate list of all orders entered by the applicable United States

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Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
          (c) The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) any of the foregoing required by applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the SEC of (a) the Schedule 14D-9, (b) a proxy statement or, if shares have been purchased pursuant to the Offer, an information statement (as defined in Rule 14c-1 under the Exchange Act) as amended or supplemented from time to time (the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12 and (c) other documents otherwise required in connection with the transactions contemplated hereby, (C) any filings required under the rules and regulations of the Over The Counter Bulletin Board (the “OTCBB”), (D) other filings as may be required by governing tax authorities, (E) the filings of the Certificate of Merger with the Secretary of State of the State of Delaware under the DGCL, and (F) any filings that may be required under the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate prevent or materially delay consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.
          (d) As of the date hereof, the Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interest of the Company and its stockholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance the requirements of the DGCL, and (iii) subject to the terms and conditions set forth herein, recommending acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Offer and the Merger and the transactions contemplated hereby and (v) taking all corporate action required to render the Rights Plan and the Company Rights inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby; and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.
          (e) The Company Board has duly and validly approved and taken all corporate action required to be taken by the Company Board to grant the Top-Up Option and to issue the Top-Up Shares upon the exercise thereof. None of the grant of the Top-Up Option by the Company, the exercise thereof by MergerSub or the issuance of the Top-Up Shares to MergerSub in respect of such exercise, in each case, in accordance with Section 2.05, will conflict with, or result in a violation of breach of, any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority or the Company’s stockholders.

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     Section 4.05. Contracts.
          (a) For purposes of this Agreement, “Company Material Contract” shall mean:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company that has not been terminated or expired by its terms;
     (ii) any employment, service or consulting Contract or arrangement pursuant to which the Company has any material continuing obligations with any current or former executive officer or other employee of the Company or member of the Company Board or pursuant to which the Company or its successors may be obligated to make any severance payments, other than those Contracts (x) that are terminable by the Company on no more than thirty (30) days’ notice without liability or financial obligation to the Company or (y) with former executive officers or other employees or members of the Company Board entered into prior to January 1, 2000 that are immaterial as of the date hereof;
     (iii) (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Contract granting “most favored nation” status to any customer of the Company, or (C) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any Company Products or services or use, transfer, license, distribute or enforce any material Intellectual Property rights of the Company;
     (iv) any Contract relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets or pursuant to which the Company has any material ownership interest in any other Person or other business enterprise (including, without limitation, joint venture, partnership or other similar agreements);
     (v) any Contract where the Company provides access to source code to any third party for all or any portion of any Company Product or Owned Intellectual Property in any circumstance, including pursuant to the terms of a source code escrow agreement or similar Contract;
     (vi) any Contract to license or otherwise authorize any third party to manufacture, reproduce, develop or modify any portion of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology;
     (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by or

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     extension of credit to, the Company other than accounts receivables and payables in the ordinary course of business;
     (viii) any settlement agreement entered into by the Company within three (3) years prior to the date of this Agreement;
     (ix) any Contract not described in clause (iii) above under which the Company has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to consultants, temporary employees and testers subject to confidentiality obligations to the Company or customers, distributors and other resellers in the ordinary course of business;
     (x) any Contract under which the Company has received a Third Party License but excluding any off-the-shelf software applications programs having an purchase price of less than $500 per unit ((“Off-the-Shelf Software”));
     (xi) any Contract between the Company and any customer that was entered into or in effect on or after March 31, 2004 (each such customer, a “Customer,” and each Contract referenced in this Section 4.5(a)(xi), a “Customer Contract”);
     (xii) any Contract (other than any Company Standard Form Contract) which has aggregate future sums due from the Company in excess of $20,000; or
     (xiii) any other Contract (A) with any Affiliate of the Company other than an employment, service or consulting Contract, (B) with a Governmental Authority (other than ordinary course Contracts with governmental authorities as a customer), (C) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company, (D) providing for indemnification by the Company of any Person, except for any Company Standard Form Contract, (E) containing a standstill or similar agreement pursuant to which the Company have agreed not to acquire assets or securities of another Person, or (F) relating to currency hedging or similar transactions.
          (b) Section 4.05(b) of the Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Affiliates is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect to such Company Material Contracts, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws or contractual provisions or agreements governing the sharing of information; provided, however, with respect Company Standard Form Contract, the Company has provided only a copy of the Company Standard Form Contract and copies of any Contracts related to the same subject matter that deviate in any material respect from the Company Standard Form Contract.
          (c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for

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such failures to be valid and binding or in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not violated, and to the knowledge of the Company, no other party to any of the Company Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
          (d) Attached at Section 4.05(e) of the Disclosure Schedule is a copy of each of the standard form Contracts currently in use by the Company (including, without limitation, any end user, partnership, maintenance, professional services, sales, distribution, licensing and reseller standard form Contracts) in connection with their respective businesses (each, a “Company Standard Form Contract”).
          (e) Section 4.05(e) of the Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which any Company Product is marketed, sold or otherwise distributed and sets forth a description of any Contracts with vendors, resellers and distributors or similar Persons that are not a Company Standard Form Contract.
     Section 4.06. SEC Filings; Financial Statements; Information Provided.
          (a) Except as set forth in Section 4.06(a) of the Disclosure Schedule, the Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2005. All such registration statements, forms, reports and other documents (including those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis (which includes a filing within the time period permitted by Rule 12b-25 following a timely filing of a Form 12b-25), (ii) except as set forth in Section 4.06(a) of the Disclosure Schedule, at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) except as corrected through subsequent amendment, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. There are no off-balance sheet structures or transactions with respect to the Company that would be required to be reported or set forth in the Company SEC Reports.
          (b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) (i) complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were (or will be) prepared in accordance with United States generally accepted

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accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-QSB or Form 8-K under the Exchange Act). Except as set forth in Section 4.06(b) of the Disclosure Schedule, each of the balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in accordance with GAAP all material respects (or, when filed, will fairly present in accordance with GAAP all material respects) the financial position of the Company as of the dates indicated, and except as corrected through subsequent amendment, each of the statements of income or operations and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in accordance with GAAP in all material respects (or will, when filed, fairly present in accordance with GAAP in all material respects) the results of operations, retained earnings and changes in financial position, as the case may be, of the Company for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.
          (c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the Company’s Chief Executive Officer and Chief Financial Officer. The Company has made available to Parent a summary of the disclosure made by management to the Company’s auditors and audit committee since January 1, 2000 and any material communication made by management or the Company’s auditors to the audit committee required or contemplated by the SEC, the OTCBB, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board since January 1, 2005. Since January 1, 2000, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns, if any, relating to other matters made since through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Laws (as hereinafter defined). No attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
          (d) The Company has been, since the various dates respective provisions thereof were adopted and became applicable to the Company, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.
     Section 4.07. Absence of Certain Changes.
          (a) Since December 31, 2006, except as set forth in Section 4.07 of the Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practices, and there has not been any:

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     (i) Company Material Adverse Effect, or any change, event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in a Company Material Adverse Effect, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder;
     (ii) payment or grant of any rights relating to the Company’s business to any Interested Person, or any charge by any Interested Person to the Company, or other transaction between the Company and any Interested Person, except in any such case for employee, director or independent contractor compensation payments in the ordinary course of business consistent with past practice and grants under the Company Stock Plans;
     (iii) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $20,000 in the aggregate;
     (iv) creation or assumption by the Company of any lien on any Intellectual Property or any other tangible or intangible assets of the Company;
     (v) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Company in an amount greater than $20,000 in the aggregate;
     (vi) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company;
     (vii) (i) grant of any severance or termination pay to any employee of the Company, (ii) entering into of any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any employee, director or consultant of the Company, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which any employee of the Company is a party or (iv) change in compensation, bonus or other benefits payable to any employee, director or consultant of the Company, other than in the ordinary course of business consistent with past practice;
     (viii) employee terminations and/or layoffs, and the Company has used commercially reasonable efforts to have preserved intact and kept available the services of present employees, in each case in accordance with past practice;
     (ix) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $20,000 in the aggregate;

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     (x) commencement or notice or threat of commencement of any lawsuit or proceeding against, or investigation by any Governmental Authority of, the Company, or the commencement or settlement of any litigation by the Company;
     (xi) (A) transfer or sale by the Company of any rights to Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to Intellectual Property, with any person (other than to third parties who have executed standard service and/or license agreement as a customer in the ordinary course of business); (B) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any person other than in-bound “shrink wrap” end-user licenses; (C) the material change in pricing or royalties set or charged by the Company to its customers or licensees, except for customary increases in prices in the ordinary course of business, or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company; or (D) entering into or amendment of any material agreement with respect to the development of any Intellectual Property;
     (xii) failure by the Company to pay when due any amounts owing to any person, except with respect to any amounts that are subject to dispute or are being contested;
     (xiii) a material dispute or disagreement between the Company, on the one hand, and either a customer of the Company or any vendor of products or services to the Company, on the other hand;
     (xiv) action which, if it had been taken or had occurred after the execution of this Agreement, would have required the consent of Parent pursuant to this Agreement; or
     (xv) agreement, undertaking or commitment to do any of the foregoing.
     Section 4.08. Litigation and Liabilities. Except as set forth in Section 4.08 of the Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened, against the Company, (ii) judgments, orders or decrees outstanding against the Company, (iii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or (iv) other facts or circumstances, which could reasonably be expected to result in any claim against, or obligation or liability of, the Company or any of its Affiliates not otherwise described in the Disclosure Schedule or the SEC Reports.
     Section 4.09. Employee Benefits.

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          (a) All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) currently maintained, sponsored, or contributed to by the Company (or with respect to which the Company has any current or potential liability), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation currently maintained by the Company (or in respect of which the Company has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, including insurance coverage, vacation, loans, fringe benefits, retention, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits pursuant to which the Company has any material continuing obligations (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 4.09(a)(i) of the Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 4.09(a)(i) of the Disclosure Schedule and, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been delivered to Parent. Section 4.09(a)(2) of the Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company and complete and accurate copies of the forms of each such agreement have been delivered to Parent.
          (b) All Company Benefit Plans, other than Company Non–U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter (or is entitled to rely on a favorable opinion letter) from the Internal Revenue Service (the “IRS”) covering all applicable tax Law changes required to be reflected in the plan documents prior to the date hereof or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. The Company has not engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. The Company has not incurred or does not reasonably expect to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.
          (c) None of the Company Pension Plans is (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a “Multiemployer Plan” within the meaning of Section 3(37) of ERISA. Nor does the Company or any other person that is aggregated with the Company under Section 414 of the Code (an “ERISA Affiliate”) have any

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liability, contingent or otherwise, in respect of any other employee pension benefit plan described in clauses (i) or (ii) of this Section 4.9(c).
          (d) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan accrued through the most recent consolidated balance sheet date have been properly reflected in that consolidated balance sheet
          (e) As of the date hereof, there is no pending or, to the Company’s knowledge, threatened litigation, claim, government investigation or inquiry, or government audit relating to the Company Benefit Plans. The Company does not have any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement, except for obligations to provide group health plan continuing coverage in accordance with the requirement of Part 6 of Subtotal B of Title I of ERISA and Code Section 4980B. The Company may terminate any Company Benefit Plan providing health and life benefits at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such termination.
          (f) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 4.09(f) of the Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company to pay severance to any current or former directors, employees, independent contractors or consultants (including without limitation outsourcing) of the Company, except for obligations pursuant to, required by or arising under applicable Law. The Company has not entered into any such contract, plan or arrangements on or after March 31, 2006. Except pursuant to retention or other agreements set forth on Schedule 4.9(a)(2), neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees, directors or consultants of the Company to severance pay or any increase in severance pay upon any termination of employment or service relationship after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
          (g) All Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Benefit Plans are listed on Section 4.09(g) of the Disclosure Schedule. The Company has no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or threatened litigation relating to Company Non-U.S. Benefit Plans that has resulted in, or is reasonably likely to result in, a material expense in respect of the Company.

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          (h) Section 4.9(h) of the Disclosure Schedule contains a complete and accurate list of all employees, independent contractors and temporary employees of the Company and lists each such Person’s, title, location, base salary, last year’s bonus and active or part time status.
          (i) No Company Stock Options provide for a deferral of compensation subject to Section 409A of the Code and all Company Stock Options were granted with an exercise price equal to at least 100% of the fair market value of the underlying Common Stock on the date the option was granted based upon a reasonable valuation method. Each Company Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code complies in all material respects with the requirements of Code Section 409A(a)(2), (3) and (4) and any guidance issued by the IRS thereunder, or has been operated in good faith in compliance with those requirements during the applicable transition period. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment of deferred compensation subject to Section 409A of the Code. The Company has complied with the reporting and wage withholding requirements under Section 409A of the Code as mandated by IRS Notice 2006-100.
          (j) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans, (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). The Company hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement with a Covered Security holder since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto.
     Section 4.10. Compliance with Laws; Permits. The business of the Company has been, and is being, conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Authorities (collectively, “Laws”). No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated to the Company an intention to conduct any such investigation or review to the knowledge of the Company. No material change is required in the Company’s processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of

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the date hereof. The Company has all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (each, a “Company Permit”). No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
     Section 4.11. Environmental Matters. (i) The Company has complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently or formerly owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that could require remediation or result in liability pursuant to any Environmental Law; (iii) to the knowledge of the Company, the Company could not be subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) the Company has not caused any release or threat of release of any Hazardous Substance; (v) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability or obligations concerning any Environmental Law or otherwise relating to any Hazardous Substance; (vii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and any other material environmental information in its possession relating to Company or its current and former properties or operations.
     As used herein, the term “Environmental Law” means any Federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
     As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (C) any other substance which may be the subject of regulatory action by any Government Authority in connection with any Environmental Law.
     Section 4.12. Taxes.

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          (a) The Company has timely filed all material Tax Returns required to be filed by it. The Company has timely paid to the appropriate Governmental Entity all Taxes due and payable by the Company (whether or not such Taxes were shown as due on any Tax Return) except for those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP. All Tax Returns filed by the Company were complete and correct in all material respects. The Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. There are no material Liens for Taxes upon any of the Company’s assets, other than Liens for Taxes that are not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
          (b) None of the Tax Returns filed by the Company, or Taxes paid or payable by the Company, is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity. In addition, to the Company’s knowledge, no deficiencies for any Taxes have been proposed, asserted, threatened or assessed against the Company for which the Company has not established adequate reserves.
          (c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (d) The Company is not party to any Contract, arrangement or plan that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. None of the shares of outstanding capital stock of the Company were issued by the Company subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the Company has not, subsequent to the issue, placed any restriction that would constitute a “substantial risk of forfeiture” on any of its capital stock.
          (e) The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Within the past six years, the Company has not been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to, Section 355 of the Code. The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated pursuant to the Offer and the Merger. The Company has not participated in an international boycott as defined in Section 999 of the Code. The Company does not own, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment

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company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code. The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (f) The Company is not party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement regarding Taxes) with any party. The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company does not have any material liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise. No closing agreement pursuant to section 7121 of the Code (or any other provision of state, local or foreign Tax law), private letter ruling, technical advice memorandum, or similar agreement or ruling has been entered into, received, or requested by or with respect to the Company or any of its Subsidiaries.
          (g) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business.
          (h) No claim has ever been made to the Company by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
          (i) The Company has made available to Parent correct and complete copies of all Tax Returns filed by the Company since December 31, 2001.
          (j) The Company has withheld all amounts required by law or contract to be withheld from the wages, salaries or other payments to (i) Employees of or consultants to the Company and (ii) any other third party. Such withheld amounts were either duly paid to the appropriate Governmental Entity or set aside in accounts for such purpose.
          (k) Except as set forth on Schedule 4.12(k), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment

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sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
     As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
     Section 4.13. Labor and Employment Matters.
          (a) The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the employees of the Company acting collectively. To the Company’s knowledge, there are no union claims or demands to represent the employees of the Company, and there are no current union organizing activities among the employees of the Company to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the employees of the Company. The Company has previously made available to Parent complete and accurate copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company is party or by which it is otherwise bound (collectively, the “Company Labor Agreements”), and all such Company Labor Agreements, if any, are set forth in Section 4.13(a) of the Disclosure Schedule. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements or require the Company to consult with any workers’ council (or similar body).
          (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, the Company does not employ any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company (collectively, “Contingent Workers”). To the extent that the Company employs Contingent Workers, it has properly classified and treated them in accordance with applicable Laws and for purposes of all Company Benefit Plans and perquisites.
          (c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, (i) the Company is not a party to any employment agreement or consulting agreement with any person or entity (that cannot be terminated at any time without penalty, severance or other payment), including but not limited to the Contingent Workers, nor is any such contract or agreement presently being negotiated; (ii) the Company is not delinquent in any payments to any individual,

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including but not limited to, any of the Company Employees or any Contingent Workers for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for or on behalf of the Company to the date hereof or amounts required to be reimbursed to such Company Employees or the Contingent Workers; (iii) there are no, and within the last three (3) years there have been no, formal or informal Actions, grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of discrimination, harassment, retaliation, unfair labor practices or wage and hour violations) pending or threatened against the Company in any judicial, regulatory or administrative forum, by or before any Governmental Authority, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being audited or investigated by any Governmental Authority, or is subject to imminent audit or investigation by any Governmental Authority; (v) the Company is not subject to any consent decree, court order, injunction or settlement in respect of any labor or employment matters; (vi) the Company has not closed any plant or facility, effectuated any mass layoffs of employees or the Contingent Workers or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company planned or announced any such action or program for the future; and (vii) the Company is in material compliance with the requirements of the Immigration Reform Control Act.
          (d) The Company has not effected or experienced a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law or regulation, affecting in whole or in part any site of employment, facility, operating unit, employees or Contingent Workers, without complying with all provisions of WARN and any similar state or local law or regulation. Except as set forth in Section 4.13(e) of the Disclosure Schedule, during the ninety (90)-day period preceding the date hereof, no Company Employee has suffered an “employment loss” with respect to the Company as defined in WARN. Section 4.13(e) of the Disclosure Schedule sets forth for each Company Employee who has suffered such an “employment loss” during the ninety (90)-day period preceding the date hereof (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the employment loss, and (v) such employee’s last job title(s), work location, assignment(s) and department(s).
          (e) The Company is not subject to any affirmative action obligations under any law, including without limitation, Executive Order 11246, and the Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.
     Section 4.14. Insurance. Section 4.14 of the Disclosure Schedule sets forth a schedule of the Company’s directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company (taking into account the cost and availability of such insurance). Since January 1, 2000, no insurer of the Company has (a) cancelled or invalidated any insurance policy of the Company or (b) refused

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any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.
     Section 4.15. Intellectual Property.
          (a) Section 4.15(a) of the Disclosure Schedule sets forth, for the Owned Intellectual Property, a complete and accurate list of all Patents, Trademarks, domain name registrations, and Copyrights owned by the Company indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).
          (b) All Trademarks, Patents and Copyrights listed in Section 4.15(a) of the Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to such Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to such Patents), are valid and enforceable and, except as set forth in Section 4.15(b) of the Disclosure Schedule, are not subject to any maintenance fees or actions falling due within one hundred and eighty (180) days after the date hereof. No such Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing with respect to any of such, Trademarks or such trademark registration applications. No such Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened in writing with respect to any such Patent. Except as set forth in Section 4.15(b) of the Disclosure Schedule, there are, to the knowledge of the Company, no conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.
          (c) Section 4.15(c)(i) of the Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for Off-the-Shelf Software pursuant to which the Company has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, and date executed (the “Third Party Software Licenses”). Section 4.15(c)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all third party Software that is installed with or embedded in or otherwise utilized by any Company Products and all third party Software necessary to build, install or embed such third party Software (“Third Party Embedded Software”).
          (d) Except for the Third Party Software Licenses and Off-the-Shelf Software and except as set forth in Section 4.15(c) of the Disclosure Schedule, Section 4.15(d) of the Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).

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          (e) Section 4.15(e) of the Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are due and owing by the Company.
          (f) The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses and Off-the-Shelf Software constitute all of the Intellectual Property used in or necessary for the Company’s business as currently conducted. The Company exclusively owns, free and clear of all Liens, all Owned Intellectual Property, and has valid, enforceable rights to use in the manner used all of the Intellectual Property covered by the Third Party Licenses. The Company has taken commercially reasonable steps to protect the Owned Intellectual Property, including commercially reasonable steps to protect the Owned Intellectual Property from infringement. No Person has challenged, in writing, the ownership, use, validity or enforceability of any of the Owned Intellectual Property.
          (g) The conduct of the Company’s business as currently conducted does not infringe and has not, to the knowledge of the Company, infringed upon any Intellectual Property rights of any Person. The conduct of the Company’s business as currently conducted does not and has not misappropriated, violated or otherwise conflicted with the Intellectual Property rights of any Person. The Company has not has been notified in writing by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company, in writing, that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company requires a license to any of such Person’s Intellectual Property rights. Without limiting the generality of the foregoing, the Company represents, warrants and covenants that it has not (i) copied any software code that is proprietary to any third party; (ii) incorporated into its software any software code that is proprietary to any third party; and/or (iii) otherwise infringed upon any copyrights owned by any third party.
          (h) No Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and no such claims have been brought or threatened against any Person by or on behalf of the Company.
          (i) Section 4.15(i) of the Disclosure Schedule contains a complete and accurate list of all hardware products and tools, software and firmware products and tools and services that are currently sold, licensed, leased, supported or otherwise distributed by the Company or by resellers for the benefit of or on behalf of the Company ( the “Company Products”). Each of the Company Products was either (A) developed by (i) employees of the Company within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company pursuant to enforceable written Contracts or (B) acquired or licensed from the original author(s) or subsequent assignees.
          (j) To the knowledge of the Company, there has been no prior use of any registered Trademarks of the Company in a related field or other action taken by any Person that would, to the knowledge of the Company, confer upon said Person superior rights in such Trademarks. The Company has taken commercially reasonable steps to protect such Trademarks

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against infringement, and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.
          (k) The Company has taken commercially reasonable steps to obtain and preserve the Patents of the Company, if any, which are used in any way in connection with the conduct of the Company’s business, including the payment of annuities or maintenance fees and the filing of all required documents.
          (l) The Copyrights of the Company, if any, which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (i) created by (A) employees of the Company within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written Contracts, or (ii) acquired or licensed from the original author(s) or subsequent assignees. The works covered by such Copyrights, if any, were not copies of nor derived from any work for which the Company does not have a valid right to use or embed in the work, and no other Person has claim to ownership of any part thereof.
          (m) The Company has taken reasonable steps to protect the respective rights in confidential information and trade secrets used or held by the Company in connection with the conduct of the Company’s business. Without limiting the foregoing, except as set forth in Section 4.15(m) of the Disclosure Schedule, the Company has enforced a policy of requiring each employee, consultant, contractor and potential business partner who will have or may have access to confidential information and trade secrets to execute proprietary information and confidentiality agreements substantially consistent with the Company Standard Form Contracts. Except as set forth in Section 4.15(m) of the Disclosure Schedule, each employee of the Company has signed an Employment Agreement in the form included in the Company Standard Form Contracts. Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.
          (n) The Company has valid registrations for each of the domain names set forth in Section 4.15(n) of the Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company or persons on its behalf has paid all fees required to maintain each such registration. The Company has not received written notice of any claim asserted against the Company adverse to its rights to such domain names.
          (o) All Software material to the operation of the business of the Company as presently conducted, whether owned by the Company or licensed from any other Person (other than the Off –the-Shelf-Software), is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation. With respect to Software included in the Owned Intellectual Property, the applications thereof can be compiled from the associated source code without undue burden.

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          (p) Except as set forth in Section 4.15(p) of the Disclosure Schedule, none of the Company Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Products , (ii) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”).
          (q) No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. The Company is not a party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property.
          (r) Section 4.15(r) of the Disclosure Schedule contains a complete and accurate list of all industry standards bodies or similar organizations that the Company is now a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause the Company to be considered a member, promoter, contributor or participant in a standards body or similar organization. Section 4.15(r) of the Disclosure Schedule also contains complete and accurate copies of all Contracts, policies and rules to which the Company is a party or by which the Company is bound relating to Intellectual Property of each standards body or similar organization identified in Section 4.15(r) in the Disclosure Schedule.
          (s) As used in this Agreement, the term (i) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (iii) “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, all right, title and interest, (iv) “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (v) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules,

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routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material directly related to such software, used or held for use in connection with the conduct of the Company’s business and (vi) “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, together with the goodwill symbolized thereby, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.
     Section 4.16. Owned and Leased Properties.
          (a) The Company owns no real property.
          (b) Section 4.16(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively “Company Leases”) and the location of the premises. Each of the Company Leases is in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party to any Company Lease is in default under any of the Company Leases. The Company does not lease, sublease or license any real property to any Person other than the Company. The Company has made available to Parent complete and accurate copies of all Company Leases.
          (c) Except as set forth in Section 4.16(c) of the Disclosure Schedule or in the Company Leases, the Company has no obligation or liability of any kind with respect to any current or terminated Company Lease to which the Company is or was a party.
          (d) The Company has good and marketable title to, or a valid leasehold interest in, all of its material tangible assets and properties, except for such tangible assets and properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially affect the use or value of the Company’s assets.

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     Section 4.17. Takeover Statutes.
          (a) The Company has taken all action necessary, and the Company Board has duly and unanimously adopted resolutions, to exempt the Offer, the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under any Applicable Law (each a “Takeover Statute”) or any anti-takeover provision in the Company Charter and Company Bylaws apply to this Agreement or any of the transactions contemplated hereby.
          (b) The Company and the Company Board have taken all action necessary to (i) render the Rights Agreement and the Company Rights inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby, and (ii) ensure that (A) neither Parent, MergerSub nor any of their controlled Affiliates will become an “Acquiring Person,” “Adverse Person” or “Proposed Acquiror” (as each such term is defined in the Rights Agreement), (B) none of a “Distribution Date” or “Stock Acquisition Date” (each as defined in the Rights Agreement) shall occur, and (C) the Rights will not separate from the shares of Company Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Offer, the Merger, this Agreement or the transactions contemplated hereby.
     Section 4.18. Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Roth Capital Partners, LLC (“Company Financial Advisor”) as its financial advisor. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which Roth Capital Partners, LLC is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.
     Section 4.19. Offer Documents; Proxy Statement; Schedule 14D-9.
          (a) None of the information to be supplied by the Company for inclusion or incorporation by reference in the Schedule TO or other Offer Documents or the Proxy Statement will, in the case of the Schedule TO and other Offer Documents, at the time of filing with the SEC and the date first published, sent or given to the Company’s stockholders, and, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors shall occur that is required to be described in the Proxy Statement such event shall be so described, and if appropriate amendment or supplement shall be promptly filed with the SEC and, if required by law, disseminated to the stockholders of Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

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          (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or MergerSub in writing expressly for inclusion in the Schedule 14D-9.
     Section 4.20. Products; Warranties; Defects; Liabilities.
          (a) Each Company Product sold, licensed, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all applicable express and implied warranties. The Company does not have any liability or obligation and, to the knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation for replacement or repair of any Company Product or other damages in connection therewith, except liabilities or obligations incurred in the ordinary course of business consistent with past practice. Section 4.20 of the Disclosure Schedule includes (i) a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products, (ii) copies of Company’s standard form of services agreements for services provided by the Company and (iii) lists and describes all claims made since January 1, 2004 related to the Company’s product and service guarantees.
          (b) Except as set forth pursuant to Section 4.20(a) above and as set forth in the Company Standard Form Contracts provided, no Company Product is subject to any guaranty, warranty, or other indemnity beyond that implied or imposed by applicable Law.
     Section 4.21. Representations Complete.
          (a) None of the representations or warranties made by the Company in this Agreement or any ancillary agreements, nor any statement made in any Section of the Disclosure Schedule or certificate furnished by the Company pursuant to this Agreement or any ancillary agreement at the Closing, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB
     Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule), Parent and MergerSub represent and warrant as of the date hereof that:
     Section 5.01. Organization, Standing and Power. Each of Parent and MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own,

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lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.
     Section 5.02. Authority; No Conflict; Required Filings and Consents.
          (a) Each of Parent and MergerSub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and MergerSub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including by the boards of directors of each of Parent and MergerSub. No other corporate proceedings on the part of the board of directors of Parent or MergerSub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.
          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of either of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 5.02(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.02(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.
          (c) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act, and the rules and regulations promulgated thereunder and the Exchange Act

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and the rules and regulations promulgated thereunder, (C) required to be made with the NASDAQ Stock Market and the OTCBB, (D) of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under Blue Sky Laws, (E) any filings that may be required under the HSR Act, and (F) the notifications, consents, filings and approvals set forth in Section 5.02(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Government Authority, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.
          (d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.
     Section 5.03. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     Section 5.04. Share Ownership. Neither Parent nor Merger Sub is an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
     Section 5.05. Available Funds. Parent and Merger Sub have available to them, and at all times prior to the Effective Time, will have available to them, all funds necessary for the payment to the Paying Agent of the Exchange Fund and to satisfy all of their obligations under this Agreement.
     Section 5.06. Offer Documents; Schedule TO.
          (a) None of the information to be supplied by the Parent or MergerSub for inclusion or incorporation by reference in the Schedule 14D-9 or other Offer Documents or the Proxy Statement will, in the case of the Schedule 14D-9 and other Offer Documents, at the time of filing with the SEC and the date first published, sent or given to the Company’s stockholders, and, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

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          (b) The Schedule TO and the other Offer Documents prepared, filed or distributed by Parent or MergerSub will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Parent Company with respect to any information supplied by the Company in writing expressly for inclusion in the Schedule TO.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 6.01. Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as set forth in Section 6.01 of the Disclosure Schedule or as otherwise expressly contemplated by this Agreement):
          (a) the business of the Company shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts, consistent with the limitations of this Article VI, to preserve its business organization substantially intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;
          (b) the Company shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it; (ii) amend the Company Charter or Company Bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (v) purchase, redeem or otherwise acquire, except for the acquisition of Company Common Shares from holders of Company Stock Options or warrants to purchase Company Common Shares in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options or warrants to purchase Company Common Shares, to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
          (c) the Company shall not (i) issue, sell, pledge, dispose of or encumber any shares of its capital stock of any class or any Voting Debt or any other property or assets, or issue, sell, pledge, dispose of or encumber securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Company Common Shares issuable pursuant to options outstanding on the date hereof under the Company Stock Plans, pursuant to warrants to purchase Company Common Shares outstanding on the date hereof, and upon conversion of the Series B Preferred Shares or under this Agreement); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets or business other than licenses of Company Products entered into in the ordinary course of business;

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          (d) the Company shall not restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets, product lines or businesses, or its interests therein, or adopt resolutions providing for or authorizing any of the foregoing;
          (e) the Company shall not acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any material assets or businesses, except purchases of inventory in the ordinary course of business;
          (f) except for the Rights Agreement, the Company shall not adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its Affiliates, nor shall it (i) exempt any person (other than Parent, MergerSub and their respective affiliates) from the provisions of Section 203 of the DGCL or any similar takeover laws, (ii) exempt any persons (other than Parent, MergerSub and their respective affiliates) from the provisions of any Takeover Statute or otherwise cause such restrictions not to apply, or (iii) amend or waive the Rights Agreement or redeem the Company Rights or take any action to render the Rights Plan or the Company Rights inapplicable to any party other than Parent or MergerSub, or agree to do any of the foregoing, in each case, unless such actions are taken concurrently with a termination by the Company of this Agreement, as in accordance with Article IX hereof;
          (g) the Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to equipment lease borrowings or existing lines of credit in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine travel advances to employees of the Company in the ordinary course of business, not exceeding $2,000 for any individual employee for any single trip and not exceeding $25,000 in the aggregate) or capital contributions to, or investment in, any other Person, other than the Company, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;
          (h) the Company shall not make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $20,000 in the aggregate, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent or the specific capital expenditures disclosed in Section 6.01(h) of the Disclosure Schedule;
          (i) the Company shall not make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or,

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except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (j) the Company shall not, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company is bound by or subject;
          (k) the Company shall not, except as required to comply with applicable Law (as in effect on the date hereof or hereafter) or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment (whether at will or otherwise), severance, change in control, bonus, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current, prospective or former, director, officer, employee or consultant or any collective bargaining agreement (except for terminations of employment with non-executive employees for performance in the ordinary course of business), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or remove existing restrictions in any benefit plans or agreements or awards made thereunder; (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (vii) create any bonus plan or grant any bonuses in connection with the transaction contemplated by this Agreement.
          (l) the Company shall not make any written or oral communications to the employees of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, unless the Company provides Parent with a copy of the intended communication, Parent has a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;
          (m) the Company shall not initiate, settle or compromise any material litigation, claim, grievance, charge or proceeding (other than as set forth in Section 6.01(m) of the Disclosure Schedule or in connection with the enforcement of the Company’s rights under this Agreement);
          (n) the Company shall not make or rescind any material Tax election, amend in any material request any Tax Return, change an accounting period, adopt or change an accounting method, settle or otherwise finally resolve any material Tax controversy, or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business and provided that such action

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would not have the effect of increasing the Tax liability of the Company for any period ending as of Closing Date;
          (o) the Company shall not enter into any Customer Contract, end user, partnership, maintenance, professional services or reseller agreement or arrangement other than pursuant to a Company Standard Form Contract and it shall not enter into any Customer Contract with a discount exceeding the discount set forth in Schedule 6.01(o) of the Disclosure Schedule.
          (p) the Company shall not take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the Offer, the Merger, the Top-Up Option or any other transaction contemplated by this Agreement in accordance with the terms hereof; provided, however that the foregoing shall not prohibit the Company from taking any action permitted by Section 7.04 of this Agreement.
          (q) the Company shall not authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions.
In connection with the continued operation of the Company, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent, as requested by such representatives, designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or which could reasonably be expected to result in the failure of a condition set forth in paragraph (b) or (c) of Annex I. The Company acknowledges that Parent does not waive any rights it may have under this Agreement as a result of such consultation.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.01. Preparation of Proxy Statement; Stockholders’ Meeting.
          (a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.02, as soon as reasonably practicable following the Acceptance Date if the Minimum Tender Condition was satisfied, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, the Company Bylaws and OTCBB rules: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following clearance with the SEC of the Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Stockholders’ Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change prior to the Acceptance Date in accordance with the terms of Section 7.04(d), the Company shall, through the Company Board, advise and recommend to its stockholders the approval of the Merger and shall include such recommendation in the Proxy Statement and the written opinion of the Company Financial Advisor dated as of the date hereof, and (iii) except as

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otherwise specifically set forth herein, use its commercially reasonable efforts to solicit from holders of shares of Company Common Shares and Series B Preferred Shares proxies in favor of the adoption of this Agreement.
          (b) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.02, as soon as reasonably practicable following the Acceptance Date if the Minimum Tender Condition was satisfied, or if the Subsequent Offering Period is made available, following the expiration date of the Subsequent Offering Period if the Minimum Tender Condition was satisfied, the Company shall (i) prepare and file with the SEC the Proxy Statement, (ii) mail to its Stockholders the Proxy Statement a sufficient time prior to the Company Stockholders Meeting and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s Stockholders as promptly as practicable after the Proxy Statement is cleared with the SEC. Each of Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, if required by applicable law, disseminated by the Company to the Stockholders of the Company. The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.
          (c) At the Company Stockholders’ Meeting, Parent shall vote, and cause each of its subsidiaries to vote, all shares of Company Common Shares and Series B Preferred Shares owned by Parent and its subsidiaries, including all shares of Company Common Shares and Series B Preferred Shares purchased pursuant to the Offer, in favor of the adoption and approval of this Agreement and the Merger.
     Section 7.02. Merger Without Meeting of Stockholders. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of shares of Company Common Shares and Series B Preferred Shares beneficially owned by Parent and MergerSub collectively represent at least 90% of the Fully Diluted Outstanding Company Common Shares, Parent shall

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cause MergerSub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in this Agreement.
     Section 7.03. Access to Information; Confidentiality.
          (a) Subject to applicable Law and all contractual confidentiality or similar provisions or agreements in effect prior to the date hereof, from the date hereof until the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, contracts, commitments, books and records of the Company and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained pursuant to this Section 7.03 shall affect or be deemed to modify any representation or warranty made hereunder. The Company shall not be required to disclose information where such disclosure would result in a loss of any attorney-client or work product privilege. The Company will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated as of January 10, 2007, by and between Parent and the Company (the “Confidentiality Agreement”).
     Section 7.04. No Solicitation of Transactions.
          (a) Subject to Sections 7.04(b), 7.04(c) and 7.04(d), the Company shall not authorize or permit, directly or indirectly, any of its officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) to, directly or indirectly, (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through SEC Reports, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 7.04(c)), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction

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contemplated by this Agreement), or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Offer Recommendation or Merger Recommendation (it being understood that, subject to and without limitation of Section 7.04(e), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal, or take any action or make any statement inconsistent with the Offer Recommendation or Merger Recommendation (any of the foregoing in this clause (iv), a “Company Adverse Recommendation Change”); provided, however, that nothing in this Section 7.04 shall preclude the Company or its Representatives from complying with the provisions of the last sentence of this Section 7.04(a). The Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.04(a), and such failure shall constitute a breach of Section 7.04 for purposes of Section 9.01(e)(iii). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company, or any material portion of its assets, to the extent allowable under any such agreement, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.
          (b) The Company shall promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any negotiations with respect to or that may reasonably lead to any Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of the Company or its Representative may receive after the date hereof, and the Company shall promptly provide to Parent copies of any written materials received in connection with the forgoing and shall keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal or negotiations. The Company shall not terminate, release, waive, amend or modify any provision of any existing standstill agreement, confidentiality agreement or other similar agreement with respect to any class of equity securities of the Company to which the Company is a party and the Company shall enforce the provisions of any such agreement.
          (c) Notwithstanding Section 7.04(a) and Section 7.04(b) or any other provision of this Agreement to the contrary, following the receipt after the date hereof, at any time prior to the occurrence of the Acceptance Date with respect to which the Minimum Tender Condition was satisfied, (and in no event after the Acceptance Date if the Minimum Tender Condition was satisfied), by the Company of a bona fide written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.04(a) or Section 7.04(b)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. If the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor retained for the purposes of advising regarding this Agreement that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public

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information with respect to the Company to the Person who made such Acquisition Proposal (provided that the Company (1) has previously or concurrently furnished such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which contains terms and conditions not less restrictive to the Person than the Confidentiality Agreement), (B) disclose to its stockholders any information required to be disclosed under applicable Law and (C) participate in negotiations regarding such Acquisition Proposal; provided further, that the Company shall notify Parent in writing not less than two business days prior to taking the actions described in (A), (B) or(C) above.
          (d) Following receipt of an Acquisition Proposal that constitutes a Superior Proposal, neither the Company Board nor any Committee thereof shall make a Company Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to the occurrence of the Acceptance Date with respect to which the Minimum Tender Condition was satisfied (and in no event after the Acceptance Date if the Minimum Tender Condition was satisfied), the Company Board or any committee thereof may make a Company Adverse Recommendation Change if the Company Board or any committee thereof determines in good faith (after consultation with outside legal counsel and its retained financial advisor for purposes of advising regarding this Agreement) that the failure to take such action would be inconsistent with its duties under applicable Law; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company (i) advising Parent that the Company Board or any committee thereof intends to take such action, (ii) if in response to a Superior Proposal, advising Parent of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board or any committee thereof (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent and a new three (3) Business Day period), and (iii) representing that the Company has complied with this Section 7.04, (B) during such three (3) Business Day period, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make a Company Adverse Recommendation Change and (C) the Company shall not make a Company Adverse Recommendation Change in response to a Superior Proposal if, prior to the expiration of such three (3) Business Day period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement that the Company Board or any committee thereof determines in good faith (after consultation with its financial advisors) causes the Acquisition Proposal to no longer be a Superior Proposal.
          (e) Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board or any committee thereof from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.04; provided, further, however, that any such disclosure relating to an Acquisition Proposal, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of such Acquisition Proposal, or (iii) an express reaffirmation of its Offer Recommendation and Merger Recommendation, shall be deemed a Company Adverse Recommendation Change. In

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addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change if the Company affirmatively reaffirms in such disclosure the Offer Recommendation and the Merger Recommendation.
     Section 7.05. Employee Benefits Matters.
          (a) Each employee of the Company (collectively, the “Company Employees”) who remains an employee of Surviving Corporation or its successors or assigns (collectively, the “Continuing Employees”), will be credited with his or her years of service with the Company (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Company Benefit Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Company Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent.
          (b) As of the Effective Time, Parent shall, with respect to the Company Employees who become Parent employees at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time.
          (c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Share Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Restricted Shares) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
     Section 7.06. Directors’ and Officers’ Indemnification and Insurance.
          (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement, from and after the Effective Date, Parent and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA)

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(collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent’s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Parent and Surviving Corporation pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim,

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demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company as provided in the Company Charter and Company Bylaws, and indemnification agreements of the Company identified on Section 7.06(b) of the Disclosure Schedule shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
          (c) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance, or Parent shall purchase a “tail policy”, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof (which policy has been provided by the Company to Parent); provided that, if the aggregate annual premiums for such insurance or tail policy during such period shall exceed $54,000.00, then the Surviving Corporation shall provide a policy with the best coverage as shall then be available for $54,000.00.
     Section 7.07. Further Action; Reasonable Efforts.
          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, the Merger and the Top-Up Option, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, waivers, exemptions, authorizations, qualifications, orders and clearances, including under the HSR Act, of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger) and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Reports required to be so filed by applicable Law.
          (b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to subsection (a) of this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority related to this Agreement, the Merger or the Offer without prior consultation with the other party. Each party

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shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.
          (c) Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Offer, the Merger or the Top-Up Option, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) From time to time prior to the Effective Time, the Company shall notify Parent with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining the accuracy of any representation or the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information provided by the Company shall be considered.
     Section 7.08. Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement, the Offer or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.
     Section 7.09. Delisting; Exchange Act Deregistration. The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, such actions, if any, proper or advisable on its part under applicable Laws and rules and policies of OTCBB to enable the de-listing by the Surviving Corporation of the Company Common Shares from OTCBB and the deregistration of the Company Common Shares under the Exchange Act after the Effective Time.
     Section 7.10. Rule 14d-10 Matters.
          (a) Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case, to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) unless, prior to such entry into, establishment, amendment or modification, a committee of the Company board of directors as specified in Rule 14d-10 of the Exchange Act (the “Company Compensation Committee”) shall have taken all such steps as may be necessary to (i) approve as an “employment compensation, severance or other employee

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benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.
          (b) In the event that, during the period beginning on the date of this Agreement and ending not less than five days prior to Expiration Date, the Parent requests that the Company Compensation Committee consider whether any plan, program, agreement or arrangement that the Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides the Company with such information with respect to such Post-Signing Arrangement as the Company may reasonably request, the Company Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Company Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement and that approval of such Employment Compensation Arrangement is in the best interests of the Company and its shareholders, at such meeting the Company Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.
          (c) At the time of any action by the Company Compensation Committee described in this Section 7.10(c), each member of the Company Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-(10)(d)(2) under the Exchange Act.
     Section 7.11. Parent Guarantee of MergerSub. Parent hereby unconditionally guarantees the prompt payment and performance of the obligations of MergerSub under this Agreement and the Tender and Support Agreement and agrees that this guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this guaranty shall be primary, absolute and unconditional.
     Section 7.12. Company Withholding Certificates. Within 30 days of any date on which the Parent or MergerSub acquires Company Common Shares or Series B Preferred Shares (including, but not limited to the Acceptance Date, the expiration of the Subsequent Offering Period, the Closing, the exercise of the Top-Up Option or any other acquisition made pursuant to this Agreement, each an “Acquisition Date”), but in no event later than 5 days prior to an Acquisition Date, the Company will deliver to Parent a statement, dated no more than 30 days prior to such Acquisition Date, duly executed by an officer of the Company, in a form reasonably satisfactory to Parent, that neither the Company Common Shares nor the Series B Preferred

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Shares are “U.S. real property interests” in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3). If Parent does not receive a statement described above before the applicable Acquisition Date (and no sooner than 30 days prior to such Acquisition Date), Parent or MergerSub shall withhold from the payments to be made pursuant to this Agreement (in connection with the applicable payment) any required withholding Tax under Section 1445 of the Code, provided, however, that Company will not be required to deliver an additional statement for a subsequent Acquisition Date if such subsequent Acquisition Date occurs within 30 days after the date of a prior statement. Promptly after the issuance of any statement described above, Company shall (i) provide notice to the Internal Revenue Service, in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2), that it has provided Parent with such statement and (ii) furnish Parent with a copy of such notice, provided, however, that in no event shall Company provide notice to the Internal Revenue Service as described in clause (i) more than 30 days after sending the applicable statement to Parent.
ARTICLE VIII
CONDITIONS TO THE MERGER
     Section 8.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:
          (a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.02, the Company shall have obtained the Company Stockholder Approval.
          (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.
          (c) Parent shall have accepted for purchase and paid for the Company Common Shares and Series B Preferred Shares tendered pursuant to the Offer.
          (d) All regulatory approvals required to consummate the transactions contemplated hereby, including under the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.01. Termination. This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the

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Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):
          (a) Subject to Section 2.03(c), by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if August 31, 2007 (the “Walk-Away Date”) shall have occurred and the Offer shall not have been consummated on or before the close of business on the Walk-Away Date, provided, that the Walk-Away Date shall automatically be extended to November 30, 2007 (and such date shall then be the Walk-Away Date for all purposes of this Agreement) if the only Tender Offer Condition that has not been or would not be satisfied as of Augut 31, 2007 is the Tender Offer Condition set forth in the subsection (i) of Annex I; and provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Offer to be consummated on or before the Walk-Away Date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the acceptance for payment of, and payment for, the Company Common Shares and Series B Preferred Shares pursuant to the Offer or consummation of the Merger or making the acceptance for payment of, and payment for, the Company Common Shares and Series B Preferred Shares pursuant to the Offer or consummation of the Merger illegal (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;
          (d) by Parent, if prior to the Acceptance Date, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (b) or (c) of Annex I and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 10 days following receipt by the Company of written notice of such breach or failure and (y) the Walk-Away Date; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;
          (e) by Parent, if prior to the Acceptance Date, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board shall have failed to publicly confirm the Offer Recommendation or Merger Recommendation within five business days of a written request by Parent that it do so or (iii) the Company shall have breached any of its obligations under Section 7.04;
          (f) by the Company, if prior to the Acceptance Date, Parent or MergerSub shall have (A) failed to perform in any material respect any of its obligations required to be

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performed by it under this Agreement or (B) breached any of Parent’s or MergerSub’s representations and warranties (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), which breach or failure to perform, in the case of clause (B), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 10 days following receipt by Parent of written notice of such breach or failure and (y) the Walk-Away Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;
          (g) by Parent, subject to Section 2.01, due to a failure of the Tender Offer Conditions to be satisfied at the Expiration Date, the Offer shall have expired or been terminated without Parent having purchased any Company Common Shares or Series B Preferred Shares pursuant thereto; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if Parent’s or MergerSub’s breach of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any of the Tender Offer Conditions to be satisfied or the failure of Parent to have accepted for payment Company Common Shares or Series B Preferred Shares pursuant to the Offer;
          (h) by the Company, if the Offer shall have expired or been terminated without Parent having purchased any shares of Company Common Shares or Series B Preferred Shares pursuant thereto, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if the event referred to in this clause directly or indirectly resulted from or was caused by the Company’s failure to perform any of its obligations under this Agreement or the failure of a condition set forth in paragraph (b), (c) or (d) of Annex I; or
          (i) by the Company, prior to the Acceptance Date, if the Company Board has effected a Company Adverse Recommendation Change, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee.
     Section 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
     Section 9.03. Fees and Expenses.
          (a) Except as otherwise set forth in this Section 9.03 all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be borne by Parent.
          (b) The Company shall pay to Parent the Company Termination Fee, plus the reimbursement of any and all expenses incurred by Parent and MergerSub up to a maximum of

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$500,000, plus any reasonable and documented fees or expenses incurred by Parent or MergerSub in connection with any litigation or proceedings to collect any amount due and owing pursuant to this Section 9.03(b) in the event that this Agreement is properly terminated:
     (i) pursuant to Section 9.01(b), and (A) at anytime after the date hereof and prior to the date of the event giving rise to Parent’s right of termination, an Acquisition Proposal shall have been publicly announced prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with any third party with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “15%” in the definition of Acquisition Proposal); or
     (ii) pursuant to Section 9.01(e)(i) or Section 9.01(e)(ii).
          (c) In the event that this Agreement is properly terminated pursuant to Section 9.01(d) or Section 9.01(e)(iii), (A) then the Company shall pay to Parent the reimbursement of any and all expenses incurred by Parent and MergerSub up to a maximum of $500,000, plus any reasonable and documented fees or expenses incurred by Parent or MergerSub in connection with any litigation or proceedings to collect any amount due and owing pursuant to this Section 9.03(c) within sixty (60) days of the termination and (B) if within twelve (12) months following the termination of this Agreement the Company enters into an agreement with any third party with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (and for purposes of this Section 9.03(b), “50%” shall be substituted for “15%” in the definition of Acquisition Proposal), then the Company shall pay to Parent the Company Termination Fee, plus any reasonable and documented fees or expenses incurred by Parent or MergerSub in connection with any litigation or proceedings to collect any amount due and owing pursuant to this Section 9.03(c).
          (d) Except as set forth in Section 9.01(i), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.
          (e) For purposes of this Agreement, “Company Termination Fee” means an amount equal to Two million two hundred seventy-five thousand U.S. Dollars ($2,275,000).
          (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03. The Company shall not be required to pay more than one Company Termination Fee.

Execution Version April 26, 2007
     Section 9.04. Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
     Section 10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.
     Section 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to Parent or MergerSub:
DealerTrack, Inc.
1111 Marcus Ave.
Suite M04
Lake Success, NY 11042
Telecopier No: [          ]
Attention: General Counsel
with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: 617-523-1231
Attention: Stuart M. Cable
                  Kathy A. Fields
if to the Company:
10757 South River Front Parkway
Suite 400

Execution Version April 26, 2007
South Jordan, Utah 84095
Telecopier No.: 801-486-3575
Attention: Alan Rudd
with copies to:
Bryan T. Allen
Parr Waddoups Brown Gee & Loveless
185 South State Street, #1300
Salt Lake City, Utah 84111
Telecopier No. 801-532-7750
     Section 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     Section 10.04. Amendment. This Agreement may be amended by the parties hereto by action taken by each of their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 10.05. Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the fourth through seventh sentences of Section 1(b) of the Exclusivity Agreement, the Tender and Support Agreement, the Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Without limiting the generality of this foregoing, this Agreement terminates and supersedes the Exclusivity Agreement other than the fourth through seventh sentences of Section 1(b) thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Notwithstanding the foregoing, Parent may assign any of its rights or obligations under this Agreement to any of its affiliates and Parent may substitute any other wholly-owned entity for MergerSub, provided that no such assignment shall relieve the Parent from any obligation hereunder.

Execution Version April 26, 2007
     Section 10.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).
     Section 10.08. Governing Law; Enforcement and Forum. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and MergerSub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity of performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail, return receipt requested, with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
     Section 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 10.11. Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The

Execution Version April 26, 2007
waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     Section 10.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.
     Section 10.13. Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

Execution Version April 26, 2007
     IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DEALERTRACK HOLDINGS, INC.
By	/s/ Mark O’Neil
Title: Chairman, President and Chief Executive Officer

DA ACQUISITION CORP.
By	/s/ Mark O’Neil
Title: President

ARKONA, INC.
By	/s/ Alan Rudd
Title: CEO

Execution Version April 26, 2007

ANNEX I
CONDITIONS OF THE OFFER
     Notwithstanding any other provisions of the Offer or this Agreement, neither Parent nor MergerSub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, purchase and pay for any tendered Company Common Shares or Series B Preferred Shares if (i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of Section 2.01 (the “Expiration Date”), that number of Company Common Shares and Series B Preferred Shares which, when added to any Company Common Shares already owned by MergerSub or any of its affiliates or subsidiaries (but excluding any Company Common Shares acquired by exercising the Top-Up Option), represents at least a majority of the Fully Diluted Outstanding Company Common Shares at the time of the expiration of the Offer (the “Minimum Tender Condition”), (ii) any applicable waiting period or approval under the HSR Act shall not have expired or been terminated or obtained prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any Company Common Shares or Series B Preferred Shares, any of the following events shall occur and be continuing:
          (a) A Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acceptance for payment of, and payment for, Company Common Shares or Series B Preferred Shares pursuant to the Offer or consummation of the Merger illegal.
          (b) Any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct (without giving effect to any “materiality” or Company Material Adverse Effect qualifier therein), except where the failure of such representations and warranties to be true and correct has not had and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
          (c) The Company shall have not performed in all material respects any obligations, covenants and agreements required to be performed by it under this Agreement as of the date in question.
          (d) Since the execution of this Agreement, there shall have occurred any change, event, occurrence, development or state of facts or circumstances which, individually or in the aggregate, has had or could reasonably be expected to result in, a Company Material Adverse Effect.
          (e) The Company and Parent shall have reached a mutual written agreement either that the Offer be terminated or this Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or
          (f) There shall be pending any suit, action or proceeding by any Governmental Authority challenging the acquisition by any of the Buyer Parties of the Company

Execution Version April 26, 2007
or of any Company Common Shares or Series B Preferred Shares, seeking to prohibit the consummation of the Offer or the Merger, or seeking any Governmental Order that would result in, or would reasonably be expected to result in, a Substantial Detriment or would impose material limitations on the ability of Parent to exercise full rights of ownership of the Company Common Shares or Series B Preferred Shares purchased pursuant to the Offer, including the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company.
     The foregoing conditions are for the benefit of Parent and may be asserted by Parent, regardless of the circumstances giving rise to any such conditions and may be waived by Parent in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and waiving such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Company Common Shares or Series B Preferred Shares.